EXHIBIT 99.1

Salt Lake City, Utah - In the fourth calendar quarter (4Q) of 2004, Utah Medical Products, Inc. (Nasdaq:UTMD) achieved 3% higher earnings per share (eps) compared to the same quarter in the prior year in its regular operations. 4Q 2004 eps were $.39 compared to $.38 in 4Q 2003. Not included in regular eps during 4Q 2004, was $500,000 in extraordinary operating expenses resulting from increasing UTMD's reserve for litigation expenses. The Company estimates that this extraordinary expense, added to its preexisting reserve, will be sufficient to cover legal expenses required to complete the litigation process with the U.S. Food & Drug Administration (FDA) through June 2005. Year 2004 eps from regular operations were $1.53 compared to $1.50 in 2003, a 2% increase. Including extraordinary income and expenses, 2004 eps were $2.19 compared to $4.25 in 2003.

UTMD's consolidated 4Q 2004 sales were down 4% compared to 4Q 2003. Because of an August 10 press release from the FDA, UTMD introduced a ten percent (10%) discount for loyal U.S. hospital customers who continued to use UTMD's high quality products. The discount amounted to $221,200 in 4Q 2004. For the 2004 year, sales were down 2% compared to 2003, including a total loyalty discount of $373,900. Ignoring the effect of the 10% discount, UTMD's 4Q 2004 and annual 2004 sales were down only 1%. The discount ended December 1. According CEO Kevin Cornwell, "Considering the unfortunate cloud over UTMD's well-established reputation for producing high quality products created by the August 10 FDA press release, we are pleased with 2004 sales performance, and our ability to achieve higher eps. I believe that the results continue to validate the high confidence that knowledgeable users have in our safe and effective specialty products."

Comparing 4Q 2004 sales (before allowing the 10% discount) to 4Q 2003 sales by product categories, blood pressure monitoring/ components sales were up 7%, gynecology/ electrosurgery product sales were up 1%, neonatal product sales were down 2%, and obstetrics product sales were down 5%. 4Q 2004 international sales were up 1% while domestic sales (after the discount was applied) were down 6% compared to 4Q 2003. The decline in domestic sales was mitigated by the ABCorp acquisition in second quarter 2004. Domestic OEM sales in 4Q 2004 were up 37% as the CMI molding operation returned to more expected activity. Trade shipments by UTMD Ltd. (Ireland) were up 4% in US Dollar terms, and down 5% in EURO terms.

In 4Q 2004, UTMD achieved a gross profit margin (GPM) of 55.0%, operating profit margin of 36.0% and net profit margin of 26.6%. Profit margins for 4Q 2003 were 58.6%, 39.1% and 27.8%, respectively. The negative $221,200 effect of the 4Q 2004 discount was more pronounced on profit margins than on sales. Without the discount, UTMD's 4Q 2004 GPM would have been 56.5% and gross profits would have been 6% higher. Non-operating income in 4Q 2004 was $276,500 compared $181,800 in 4Q 2003. Year 2004 non-operating income was $797,900 compared to $454,300 for 2003, excluding the extraordinary patent infringement damages recorded in 4Q 2003 and first quarter (1Q) 2004. In 2003, UTMD paid $46,800 in interest because of a line of credit balance which was reduced to zero at the end of third quarter (3Q) 2003. In contrast, UTMD received $108,700 in 4Q 2004, and $282,800 in 2004 in interest, dividend income and capital gains from investing its cash balances.



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UTMD's regular earnings before interest and income tax expenses and before non-cash depreciation/ amortization expenses (EBITDA), were $2,759,600 in 4Q 2004 (43.3% of sales), compared to $3,020,000 in 4Q 2003 (45.4% of sales).
Regular EBITDA for 2004 were $11,715,900 (44.2% of sales), compared to $12,207,400 for 2003 (45.0% of sales).

UTMD paid $652,500 to shareholders as a dividend in 4Q 2004, and $1,330,900 for the year. No dividends were paid in 2003. In addition, in 4Q 2004 UTMD repurchased 254,700 of its shares in the open market for $4,554,300, an average cost including fees/commissions of $17.88 per share. For the year 2004, UTMD repurchased 555,800 of its shares in the open market for $10,691,800, an average cost including fees/commissions of $19.24 per share.

UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 223,300 in 4Q 2004 compared to 325,200 in 4Q 2003, and 276,100 for the year 2004 compared to 358,200 for 2003. The lower dilution was due mainly to fewer outstanding option shares. The actual number of outstanding UTMD shares at the end of 2004 was 4,105,500. The total number of outstanding unexercised options at December 31, 2004 was about 755,500 shares at an average exercise price of $13.24/ share, including shares awarded but not vested.

Compared to a year earlier, December 31 cash and investment balances were $16,928,300 versus $1,483,900. Compared to the end of the prior quarter (September 30, 2004), cash and investment balances were down only $3.7 million even though 4Q dividends and share repurchases consumed $5.2 million in cash.

In 4Q 2004, UTMD reduced inventories another $186,200, achieving 3.9 average inventory turns based on 4Q 2004 cost of goods sold, a significant accomplishment. Net accounts receivable were up $520,300 due to higher international sales activity late in 4Q 2004 compared to the end of 3Q 2004. Other current assets were up $141,500, primarily because of an increase in deferred income taxes. Total current assets were down $3.2 million compared to September 30. Since current liabilities, consisting of accounts payable and accrued liabilities (including the reserve for litigation expenses), were up only slightly, working capital was down less than $3.3 million compared to September 30, 2004. Compared to a year earlier, working capital was down only $1.2 million even though UTMD spent $12.0 million in share repurchases and dividend payments to shareholders. Share repurchases and dividends also reduce Shareholders' Equity. Shareholders' Equity nevertheless was only down $375,200 for the year.


Financial ratios which may be of interest to shareholders follow. All of the following measures meet or exceed management targets:
1) Current Ratio = 5.7
2) Days in Receivables (based on 4Q sales activity) = 51.4
3) Average Inventory Turns (based on 4Q CGS) = 3.9
4) Year-to-Date ROE (excluding extraordinary income and equity) = 33%




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Investors are cautioned that this press release may contain forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include the effect of the August 2004 FDA press release, market acceptance of products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The 2004 10-K will be filed with the SEC by March 16.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

Extraordinary income and expenses were recorded in 4Q 2003, 1Q 2004 and 4Q 2004. For purposes of comparison with the prior year, UTMD has separated the extraordinary income and associated expenses from augmented damages and interest from Tyco in 4Q 2003 and 1Q 2004, and the accrual of extraordinary FDA litigation expenses in 4Q 2004, from its "normal" 2004 operating results ("regular" column in the following results table).



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

                                                 Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter ended December 31, 2004:
(in thousands except earnings per share)
                                      Regular     Extraordinary       Regular    Extraordinary        Regular
                                      4Q 2004       4Q 2004           4Q 2003       4Q 2003       Percent Change
                                      -------      ----------         -------       -------       --------------
Net Sales                             $ 6,372           -             $ 6,659           -             (4.3%)
Gross Profit                            3,503           -               3,902           -            (10.2%)
Operating Income                        2,291         (500)             2,602       (2,208)          (11.9%)
Income Before Tax                       2,567         (500)             2,784       22,676            (7.8%)
Net Income                              1,693         (296)             1,848       13,426            (8.4%)
Earnings Per Share                    $  .386      $ (.067)           $  .375     $  2.727            +2.8%
Shares Outstanding (diluted)            4,385        4,385              4,923        4,923


INCOME STATEMENT, 2004:
(in thousands except earnings per share)
                                      Regular     Extraordinary       Regular    Extraordinary         Regular
                                        2004          2004             2003          2003          Percent Change
                                        ----          ----             ----          ----          --------------
Net Sales                            $ 26,485           -            $ 27,137           -             (2.4%)
Gross Profit                           15,066           -              15,892           -             (5.2%)
Operating Income                       10,109         (850)            10,722       (2,208)           (5.7%)
Income Before Tax                      10,907        5,210             11,176       22,676            (2.4%)
Net Income                              7,166        3,054              7,335       13,426            (2.3%)
Earnings Per Share                   $  1.533       $ .653           $  1.502     $  2.749            +2.1%
Shares Outstanding (diluted)            4,675        4,675              4,885        4,885



BALANCE SHEETS
(in thousands)                                   (audited)        (unaudited)           (audited)
                                               DEC 31, 2004      SEP 30, 2004         DEC 31, 2003
                                               ------------      ------------         ------------
Assets
         Cash & Investments                       $ 16,928           $ 20,627            $  1,484
         Accounts Receivable, net                    3,730              3,210               3,326
         Tyco Receivable                                -                  -               24,884
         Inventories                                 2,859              3,046               3,268
         Other Current Assets                        1,013                870                 940
         --------------------                        -----                ---                 ---
      Total Current Assets                          24,530             27,753              33,902
      Property and Equipment - net                   9,058              8,719               9,005
         Intangible Assets - net                     7,674              7,691               6,787
         -----------------------                     -----              -----               -----
Total Assets                                      $ 41,262           $ 44,163            $ 49,694

Liabilities and Stockholders'Equity
    Total Current Liabilities                     $  4,336           $  4,303            $ 12,497
  Deferred Income Taxes/Other Liab.                    769                707                 665
  Stockholders'Equity                               36,157             39,153              36,532
  -------------------                               ------             ------              ------
Total Liabilities and Stockholders' Equity        $ 41,262           $ 44,163            $ 49,694

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